September 8, 2025

Elizabeth Senez
Chief Financial Officer
ENDEAVOUR SILVER CORP
# 1130-609 Granville Street
Vancouver
British Columbia
Canada V7Y 1G5

       Re: ENDEAVOUR SILVER CORP
           Form 40-F for the Fiscal Year Ended December 31, 2024
           Filed March 11, 2025
           File No. 001-33153
Dear Elizabeth Senez:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Energy &
Transportation